UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 9, 2014

Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens
London, England W1J 5BQ
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

INFORMATION TO BE INCLUDED IN THE REPORT	3
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 9.01 Financial Statements and Exhibits	5
SIGNATURE	5
EXHIBIT INDEX	5
Press release issued by Ensco plc dated May 9, 2014.

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Executive Officer

On May 9, 2014, Ensco plc (the "Company" or "Ensco") announced that Carl Trowell has been named Chief Executive Officer and President of the Company. He also will be appointed to the Company's Board of Directors. The effective date for Mr. Trowell's appointments to Chief Executive Officer, President and the Board of Directors is expected to be early June 2014. Mr. Trowell will succeed Dan Rabun, who is retiring after eight years as Chief Executive Officer and President. Mr. Rabun's planned retirement was announced in November 2013.

Mr. Trowell began his professional career as a petroleum engineer with Shell before joining Schlumberger where he held leadership positions including President - Integrated Project Management (IPM), President - Schlumberger Production Management (SPM) and President - Schlumberger WesternGeco Ltd. He has a PhD in Earth Sciences from the University of Cambridge, a BSc degree in Geology from Imperial College London and an MBA from The Open University.

In connection with his appointment as Chief Executive Officer, President and member of the Board of Directors, Mr. Trowell entered into an employment agreement with the Company dated May 3, 2014 (the "Agreement"). Pursuant to the Agreement, Mr. Trowell's initial base salary will be £600,000 per year, subject to annual review and adjustment by the Compensation Committee (the "Committee"), and he will be eligible to receive an annual bonus based on the Committee's evaluation of performance against pre-established goals. Mr. Trowell will also be granted (i) restricted stock units ("RSUs") under Ensco's Long-Term Incentive Plan (the "Plan"), valued at $2.5 million, and (ii) performance units under the Plan, valued at $2.5 million.

The RSUs are subject to vesting over three years in three equal tranches, with accelerated vesting of 20% of the RSUs upon termination of employment by the Company without cause or if Mr. Trowell resigns for good reason. If such termination occurs within two years following a change in control, or upon retirement after normal retirement age, death, or permanent and total disability, then 100% of the RSUs will fully vest upon termination.
The performance units are subject to pro rata vesting upon retirement after normal retirement age in a performance period, with accelerated vesting of 20% of the performance units upon termination of employment by the Company without cause or if Mr. Trowell resigns for good reason. If such termination occurs within two years following a change in control, or upon death or permanent and total disability, then 100% of the performance units will fully vest upon termination.
Mr. Trowell is not eligible to participate in the Ensco Savings Plan and Ensco's 2005 Supplemental Executive Retirement Plan (the "US Retirement Plans"). During Mr. Trowell's appointment, he will be eligible to receive cash payments in lieu of participation in the US Retirement Plans equal to the amounts Ensco would have contributed to those plans (assuming, for purposes of calculating these amounts, that Mr. Trowell deferred the maximum amount possible under the US Retirement Plans and the US Internal Revenue Code). Mr. Trowell will be eligible to participate in the same benefit plans and programs in which other executive non-expatriate Company employees who are based in the United Kingdom are eligible to participate.
Mr. Trowell will also receive a make-whole award of RSUs ("Make-Whole RSUs") valued at $4 million, subject to a three-year cliff vesting. The Make-Whole RSUs are subject to full accelerated vesting upon termination of employment by the Company without cause or if Mr. Trowell resigns for good reason, or upon retirement after normal retirement age, death or permanent and total disability.
If the Agreement is terminated by Ensco without cause, or if Mr. Trowell resigns for good reason, then he is entitled to receive two years' base salary (or base salary for remainder of the initial three-year period, if greater). If such a termination occurs within two years following a change in control, Mr. Trowell will receive two years' base salary plus two times the average of Mr. Trowell's actual bonus paid under the Ensco 2005 Cash Incentive Plan for the three years (or, if less than three years of employment, such number of years) preceding the termination date. Non-compete provisions apply for one year following termination.
The Agreement may be terminated -

◦	By either party for any reason with six months' prior written notice.

◦
By the Company without notice for cause (such as disqualification/resignation as a director without prior written approval; material breach of rules or regulations; gross negligence or serious misconduct, etc.) or due to unsound mind or incapacity.

◦	By the Company immediately at any time without notice in exchange for a lump-sum payment of six months' base salary.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by Ensco plc dated May 9, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: May 15, 2014	/s/ BRADY K. LONG Brady K. Long Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Ensco plc dated May 9, 2014.